JPMorgan Chase Financial Company LLC Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement Nos. 333 - 236659 and 333 - 236659 - 01 Dated May 14, 2021 2 - Year AAPL Trigger Jump Securities This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, prospectus supplement and prospectus and the “Risk Considerations” on the following page, prior to making an investment decision. SUMMARY TERMS Issuer: JPMorgan Chase Financial Company LLC (“JPMorgan Financial”) Guarantor: JPMorgan Chase & Co. Underlying stock: Common stock of Apple Inc. (Bloomberg ticker: AAPL UW Equity) P a y m e nt at maturity: If the final stock price is greater than or equal to the initial stock price, you will receive at maturity a cash payment per $10 stated principal amount security equal to: $10 + upside payment If the final stock price is less than the initial stock price but is greater than or equal to the trigger level, you will receive at maturity a cash payment per $10 stated principal amount security equal to: $10 If the final stock price is less than the trigger level, you will receive at maturity a cash payment per $10 stated principal amount security equal to: $10 î stock performance factor This amount will be less than the stated principal amount of $10 and will represent a loss of more than 10%, and possibly all, of your principal amount. Upside payment: At least $3.01 per security (at least 30.10% of the stated principal amount) Trigger level: , which is 90% of the initial stock price Stock performance final stock price / initial stock price factor: Initial stock price: The closing price of one share of the underlying stock on the pricing date Final stock price: The closing price of one share of the underlying stock on the valuation date S to ck a d j u s tm e n t factor: The stock adjustment factor is referenced in determining the closing price of the underlying stock and is set initially at 1.0 on the pricing date. The stock adjustment factor is subject to adjustment in the event of certain corporate events affecting the underlying stock. State d prin c i pal amount: $10 per security Issue price : $10 per security Pricing date: Expected to be May 28, 2021 Original issue date (settlement date): 3 business days after the pricing date Valuation date † : May 31, 2023 issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities. Trigger Jump Securities Payoff Diagram* *The actual upside payment will be provided in the pricing supplement and will not be less than $3.01 per security. Change in Underlying Stock Return on the Seurities* 50.00% 30.10% 40.00% 30.10% 30.00% 30.10% 20.00% 30.10% 10.00% 30.10% Maturity date † : June 5, 2023 5.00% 30.10% CUSIP / ISIN: 46652Y208 / US46652Y2081 1.00% 30.10% Preliminary pricing http://www.sec.gov/Archives/edgar/data/0001665650/0001829126210038 supplement: 56/jpm_424b2.htm 0.00% - 10.00% 30.10% 0.00% † Subject to postponement - 10.01% - 10.01% The estimated value of the securities on the pricing date will be provided in the pricing - 20.00% - 20.00% supplement and will not be less than $9.35 per security. For information about the - 30.00% - 30.00% estimated value of the securities, which likely will be lower than the price you paid for - 40.00% - 40.00% the securities, please see the hyperlink above. Any payment on the securities is subject to the credit risk of JPMorgan Financial as - 50.00% - 60.00% - 50.00% - 60.00% - 80.0 0% - 80.0 0% - 100.00% - 100.00% *Assumes an upside payment of 30.10% of the stated principal amount

JPMorgan Chase Financial Company LLC 2 - Year AAPL Trigger Jump Securities Underlying Stock For more information about the underlying stock, including historical performance information, see the accompanying preliminary pricing supplement. Risk Considerations The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement for additional information. Risks Relating to the Securities Generally ▪ The securities do not pay interest or guarantee the return of any principal and your investment in the securities may result in a loss. ▪ Appreciation potential is fixed and limited. ▪ Your ability to receive the upside payment may terminate on the valuation date. ▪ The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities. ▪ As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. ▪ The benefit provided by the trigger level may terminate on the valuation date ▪ Secondary trading may be limited. ▪ The final terms and valuation of the securities will be provided in the pricing supplement. ▪ The U.S. federal income tax consequences of an investment in the securities are uncertain. Risks Relating to Conflicts of Interest ▪ Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. ▪ Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. Risks Relating to the Estimated Value and Secondary Market Prices of the Securities ▪ The estimated value of the securities will be lower than the original issue price (price to public) of the securities. ▪ The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates. ▪ The estimated value of the securities is derived by reference to an internal funding rate. ▪ The value of the securities as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then - current estimated value of the securities for a limited time period. ▪ Secondary market prices of the securities will likely be lower than the original issue price of the securities. ▪ Secondary market prices of the securities will be impacted by many economic and market factors. Risks Relating to the Underlying Stock ▪ Investing in the securities is not equivalent to investing in the underlying stock. ▪ No affiliation with Apple Inc. ▪ We may engage in business with or involving Apple Inc. without regard to your interests. ▪ The anti - dilution protection for the underlying stock is limited and may be discretionary. Tax Considerations You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Securities — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser. SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll - free 1 - 866 - 535 - 9248.